For further information contact:
John W. Bordelon, Chairman of the Board, President and CEO
(337) 237-1960

Release Date:	April 27, 2021
For Immediate Release

HOME BANCORP, INC. ANNOUNCES 2021 FIRST QUARTER RESULTS
AND INCREASES QUARTERLY DIVIDEND BY 5%

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank, N.A. (the “Bank”) (www.home24bank.com), reported financial results for the first quarter of 2021. For the quarter, the Company reported net income of $11.9 million, or $1.41 per diluted common share (“diluted EPS”), up $1.3 million from $10.6 million, or $1.24 diluted EPS, for the fourth quarter of 2020.

“Our first quarter results were strong, reflecting improved credit quality, increasing gain on sale of loans due to the low interest rate environment and a reversal of loan loss provisions as a result of the improving economic outlook”, said John W. Bordelon, Chairman, President and Chief Executive Officer of the Company and the Bank. “We have actively participated in the second round of PPP authorized earlier this year. We originated $111.5 million under the second round of PPP in the quarter and assisted in the forgiveness of first round PPP loans.”

“Our economy is still feeling some effects of COVID, but for the most part, a large segment of the region is very productive. The New Orleans region is still struggling to return to pre-COVID levels. Government stimulus money created a rapid rise in liquidity for our customers and the Bank. Our strong capital position enables us to support the needs of our customers as the pandemic becomes less of a threat. Our employees have remained committed to supporting customers and their communities throughout this past year and stand ready for what we expect to be a strong second half of the year.”

COVID-19 Impacts

Banking operations remain unencumbered by state and local government COVID-19 restrictions. We have continued to protect our employees and customers by working remotely, enhancing cleaning procedures, and enacting several other measures to reduce the risk of transmission of the virus. State government imposed COVID-19 restrictions were relaxed in March 2021 within our Louisiana and Mississippi markets. Nearly all restrictions were removed in Mississippi, while Louisiana moved to Phase 3 of its reopening plan. Restrictions in Louisiana primarily include mask mandates and place capacity limits for certain businesses.

During the first quarter of 2021, the Company funded 1,451 loans totaling $111.5 million under the Small Business Administration's ("SBA") Paycheck Protection Program ("PPP"). During 2020, the Company funded 3,072 PPP loans totaling $262.2 million. At March 31, 2021, the total recorded net investment in PPP loans was $235.7 million, of which 2,533 loans with an aggregate outstanding balance of $79.1 million were for amounts of $150,000 or less.

To give immediate financial support to our customers, the Company began providing principal and/or interest payment deferral options in March 2020. At March 31, 2021, $27.7 million, or 1% of total loans were under deferral agreements. The level of COVID-19 related deferrals formerly totaled $558.8 million, or 28% of total loans, at June 30, 2020. Of the loans that have exited deferral agreements, $443.0 million, or 99%, were current and performing as of March 31, 2021.

First Quarter 2021 Highlights

•Net income totaled $11.9 million, up $1.3 million, or 13%, from the prior quarter primarily due to the release of $1.7 million from the allowance for loan losses during the first quarter of 2021.

•Return on average assets, return on average equity and return on average tangible common equity were 1.85%, 14.80% and 18.70%, respectively.

•The Company recorded a $1.7 million reversal to the allowance for loan losses primarily due to improvements in our assessment of the economic impact of the COVID-19 pandemic on our loan portfolio.

•Loan income from the recognition of deferred PPP lender fees totaled $3.3 million, up $1.1 million from the prior quarter.

•Loans totaled $2.0 billion at March 31, 2021, down $86,000, or less than 1%, from December 31, 2020. PPP loans totaled $235.7 million at March 31, 2021, up $14.5 million, or 7%, from December 31, 2020.

•The allowance for loan losses totaled $30.0 million, or 1.51% of total loans, at March 31, 2021. Excluding PPP loans, the ratio of allowance for loan losses to total loans was 1.72%, at such date.

•Nonperforming assets totaled $17.3 million, or 0.64% of total assets, down $2.7 million, or 14%, from December 31, 2020.

•Preliminary Tier 1 leverage capital and total risk-based capital ratios were 9.89% and 15.37%, respectively, at March 31, 2021, compared to 9.68% and 15.18%, respectively, at December 31, 2020.

•The net interest margin was 4.14% for the first quarter of 2021, up three basis points from the fourth quarter of 2020 primarily due to a decrease in the average cost of interest-bearing deposits.

•The average yield on total interest-bearing deposits was 0.42% for the first quarter of 2021, down eight basis points from the fourth quarter of 2020.

Loans

Loans totaled $2.0 billion at March 31, 2021, down $86,000, or less than 1%, from December 31, 2020. PPP loans, included in commercial and industrial loans, increased $14.5 million, or 7%, from December 31, 2020. The following table summarizes the changes in the Company’s loan portfolio from December 31, 2020 to March 31, 2021.

(dollars in thousands)	3/31/2021	12/31/2020	Increase (Decrease)
Real estate loans:
One- to four-family first mortgage	$380,207	$395,638	$(15,431)	(4)%
Home equity loans and lines	65,556	67,700	(2,144)	(3)
Commercial real estate	744,971	750,623	(5,652)	(1)
Construction and land	242,156	221,823	20,333	9
Multi-family residential	82,726	87,332	(4,606)	(5)
Total real estate loans	1,515,616	1,523,116	(7,500)	—
Other loans:
Commercial and industrial	428,019	417,926	10,093	2
Consumer	36,233	38,912	(2,679)	(7)
Total other loans	464,252	456,838	7,414	2
Total loans	$1,979,868	$1,979,954	$(86)	—%

During the first quarter of 2021, construction and land ("C&D") loan growth was offset by pay-downs across certain other segments of the loan portfolio. In particular, the Company continued to experience declines in residential mortgages primarily due to refinances as borrowers sought to acquire lower interest rates. C&D loan growth was primarily driven by non-residential construction projects in our New Orleans and Northshore markets.

Credit Quality and Allowance for Credit Losses

At March 31, 2021, loans under interest and/ or principal payment deferral agreements due to the COVID-19 crisis totaled $27.7 million, or 1% of total loans, down from $36.0 million, or 2% of total loans, at December 31, 2020. Of the loans that have exited deferral agreements, $443.0 million, or 99%, were current and performing as of March 31, 2021.

Nonperforming assets (“NPAs”) totaled $17.3 million, or 0.64% of total assets, at March 31, 2021, down $2.7 million, or 14%, from $20.0 million, or 0.77% of total assets, at December 31, 2020. During the first quarter of 2021, the Company recorded net loan charge-offs of $1.3 million. Net charge-offs during the first quarter were primarily attributable to an acquired hotel loan and one originated commercial loan relationship, both of which were nonperforming prior to the COVID-19 crisis.
The Company released $1.7 million of allowance for loan losses in first quarter of 2021 primarily due to improvements in our assessment of the economic impact of the COVID-19 pandemic on our loan portfolio. At March 31, 2021, the allowance for loan losses totaled $30.0 million, or 1.51% of total loans, compared to $33.0 million, or 1.66% of total loans, at December 31, 2020. Excluding PPP loans, the ratios of allowance for loan losses to total loans were 1.72% and 1.87% at March 31, 2021 and December 31, 2020, respectively. Changes in expected losses consider various factors including the changing economic activity, potential mitigating effects of governmental stimulus, the duration of the health crisis, customer specific information impacting changes in risk ratings, projected delinquencies and the impact of industry-wide loan modification efforts, among other factors.

The following table provides a summary of the loan portfolio and related reserves at March 31, 2021. We have separately identified certain information regarding PPP loans which, due to the existence of full repayment guarantees from the SBA as well as the likelihood that the vast majority of such loans will be forgiven, we believe entail minimal credit risk to the Company.

	Loans		Allowance for Credit Losses
(dollars in thousands)	Total Loans	PPP Loans	Total ACL	ACL to Total Loans	ACL to Total Non-PPP Loans
March 31, 2021
Retail CRE	$184,807	$—	$6,027	3.26%	3.26%
Hotels and short-term rentals	102,282	7,168	5,052	4.94	5.31
Restaurants and bars	104,063	38,439	2,631	2.53	4.01
Energy	44,651	14,805	1,412	3.16	4.73
Credit cards	3,570	—	358	10.03	10.03
Other loans	1,540,495	175,269	14,513	0.94	1.06
Total	$1,979,868	$235,681	$29,993	1.51%	1.72%

Unfunded lending commitments(1)	—	—	1,425	—	—
Total	$1,979,868	$235,681	$31,418	1.59%	1.80%
(1)The ACL on unfunded lending commitments is recorded within accrued interest payable and other liabilities on the Consolidated Statements of Financial Condition.

Deposits

Total deposits were $2.3 billion at March 31, 2021, up $114.5 million, or 5%, from December 31, 2020. The following table summarizes the changes in the Company’s deposits from December 31, 2020 to March 31, 2021.

(dollars in thousands)	3/31/2021	12/31/2020	Increase (Decrease)
Demand deposits	$687,254	$615,700	$71,554	12%
Savings	272,021	250,165	21,856	9
Money market	346,662	333,078	13,584	4
NOW	679,130	646,085	33,045	5
Certificates of deposit	343,298	368,793	(25,495)	(7)
Total deposits	$2,328,365	$2,213,821	$114,544	5%

The average rate on interest-bearing deposits decreased eight basis points from 0.50% for the fourth quarter of 2021 to 0.42% for the first quarter of 2021. At March 31, 2021, certificates of deposit maturing within the next 12 months totaled $289.7 million.

Net Interest Income

The net interest margin ("NIM") increased three basis points from 4.11% for the fourth quarter of 2020 to 4.14% for the first quarter of 2021 primarily due to a decrease in the cost of interest-bearing deposits. The average yield on total interest-bearing deposits was 0.42% for the first quarter of 2021, down eight basis points from the fourth quarter of 2020.

The average loan yield was 5.21% for the first quarter of 2021, up one basis point from the fourth quarter of 2020. Loan income from the recognition of deferred PPP lender fees totaled $3.3 million during the first quarter of 2021, up $1.1 million, or 52%, compared to the fourth quarter of 2020. As a result, PPP loans positively impacted the average loan yield by 18 basis points and the NIM by 26 basis points during the the first quarter of 2021. During the fourth quarter of 2020, PPP loans decreased the average loan yield by 11 basis points and increased the NIM by 5 basis points.

At March 31, 2021, the total recorded net investment in PPP loans was $235.7 million, up $14.5 million or 7% from December 31, 2020. Unrecognized PPP lender fees totaled $8.3 million at March 31, 2021, which will be amortized into interest income over the life of the loans.

Loan accretion income from acquired loans totaled $736,000 for the first quarter of 2021, down $1.0 million, or 57%, compared to $1.7 million for the fourth quarter of 2020. During the fourth quarter of 2020, the Company received pay-downs on acquired CRE and residential mortgage loans, which accelerated the accretion of discount into interest income on loans.

The following table summarizes the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated. Taxable equivalent (“TE”) yields on investment securities have been calculated using a marginal tax rate of 21%.

	Quarter Ended
	3/31/2021			12/31/2020
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans receivable	$1,987,264	$25,817	5.21%	$1,984,969	$26,267	5.20%
Investment securities (TE)	261,292	1,012	1.59	246,547	1,002	1.66
Other interest-earning assets	183,771	99	0.22	182,833	99	0.22
Total interest-earning assets	$2,432,327	$26,928	4.44%	$2,414,349	$27,368	4.46%
Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$1,240,933	$881	0.29%	$1,217,430	$970	0.32%
Certificates of deposit	352,501	775	0.89	375,597	1,017	1.08
Total interest-bearing deposits	1,593,434	1,656	0.42	1,593,027	1,987	0.50
Other borrowings	5,706	53	3.78	5,539	53	3.81
FHLB advances	28,424	124	1.74	29,742	129	1.74
Total interest-bearing liabilities	$1,627,564	$1,833	0.46%	$1,628,308	$2,169	0.53%
Net interest spread (TE)			3.98%			3.93%
Net interest margin (TE)			4.14%			4.11%

Noninterest Income

Noninterest income for the first quarter of 2021 totaled $4.1 million, up $10,000, or less than 1%, from the fourth quarter of 2020. Increases in gains on the sale of loans (up $86,000) and income from bank card fees (up $33,000), were partially offset by decreases in income from bank-owned life insurance (down $51,000) and service fees and charges on deposit accounts (down $45,000). During the fourth quarter of 2020, the Company received a life insurance benefit of $46,000 following the death of a former employee.

Noninterest Expense

Noninterest expense for the first quarter of 2021 totaled $16.0 million, down $30,000, or less than 1%, from the fourth quarter of 2020.
Compensation and benefits expense was up $247,000 from the fourth quarter of 2020 primarily due to annual bonuses paid during the first quarter of 2021 and an increase in health insurance cost.

Marketing and advertising expense was down $215,000 from the fourth quarter of 2020 primarily due to a general decrease in all marketing related activities.

Other noninterest expense was down $114,000 from the fourth quarter of 2020 primarily due to decreases in fraud losses and losses on overdrawn deposit accounts.

Dividend and Share Repurchases

The Company announced that its Board of Directors increased its quarterly cash dividend on shares of its common stock to $0.23 per share payable on May 21, 2021, to shareholders of record as of May 10, 2021.

The Company repurchased 41,477 shares of its common stock during the first quarter of 2021 at an average price per share of $28.58. An additional 258,603 shares remain eligible for purchase under the 2020 Repurchase Plan. The book value per share and tangible book value per share of the Company’s common stock was $37.73 and $30.52, respectively, at March 31, 2021.

Non-GAAP Reconciliation

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes intangible assets and PPP loans. Management believes the presentation of this non-GAAP financial information provides useful information that is helpful to a full understanding of the Company’s financial position and operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial information presented by other companies. A reconciliation on non-GAAP information included herein to GAAP is presented below.

	Quarter Ended
(dollars in thousands, except per share data)	3/31/2021	12/31/2020	3/31/2020
Reported net income	$11,928	$10,580	$2,482
Add: Core deposit intangible amortization, net tax	237	258	279
Non-GAAP tangible income	$12,165	$10,838	$2,761

Total assets	$2,707,517	$2,591,850	$2,248,251
Less: Intangible assets	62,813	63,112	64,119
Non-GAAP tangible assets	$2,644,704	$2,528,738	$2,184,132

Total shareholders’ equity	$328,610	$321,842	$312,813
Less: Intangible assets	62,813	63,112	64,119
Non-GAAP tangible shareholders’ equity	$265,797	$258,730	$248,694

Total loans	$1,979,868	$1,979,954	$1,739,142
Less: PPP loans	235,681	221,220	—
Total loans excluding PPP loans	$1,744,187	$1,758,734	$1,739,142

Allowance for loan losses to total loans	1.51%	1.66%	1.64%
Less: PPP loans	0.20	0.21	—
Non-GAAP allowance for loan losses to total loans	1.72%	1.87%	1.64%

Return on average equity	14.80%	13.22%	3.15%
Add: Average intangible assets	3.90	3.68	1.26
Non-GAAP return on average tangible common equity	18.70%	16.90%	4.41%

Common equity ratio	12.14%	12.42%	13.91%
Less: Intangible assets	2.09	2.19	2.52
Non-GAAP tangible common equity ratio	10.05%	10.23%	11.39%

Book value per share	$37.73	$36.82	$34.50
Less: Intangible assets	7.21	7.22	7.07
Non-GAAP tangible book value per share	$30.52	$29.60	$27.43

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2020 describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for credit losses, the impact of the COVID-19 pandemic, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
(dollars in thousands)	3/31/2021	12/31/2020	% Change	3/31/2020
Assets
Cash and cash equivalents	$282,700	$187,952	50%	$64,102
Interest-bearing deposits in banks	349	349	—	449
Investment securities available for sale, at fair value	274,965	254,752	8	265,646
Investment securities held to maturity	2,126	2,934	(28)	6,607
Mortgage loans held for sale	5,304	9,559	(45)	9,753
Loans, net of unearned income	1,979,868	1,979,954	—	1,739,142
Allowance for loan losses	(29,993)	(32,963)	(9)	(28,490)
Total loans, net of allowance for loan losses	1,949,875	1,946,991	—	1,710,652
Office properties and equipment, net	45,138	45,497	(1)	46,541
Cash surrender value of bank-owned life insurance	40,559	40,334	1	39,725
Goodwill and core deposit intangibles	62,813	63,112	—	64,119
Accrued interest receivable and other assets	43,688	40,370	8	40,657
Total Assets	$2,707,517	$2,591,850	4	$2,248,251

Liabilities
Deposits	$2,328,365	$2,213,821	5%	$1,857,501
Other Borrowings	5,539	5,539	—	5,539
Federal Home Loan Bank advances	28,106	28,824	(2)	54,319
Accrued interest payable and other liabilities	16,897	21,824	(23)	18,079
Total Liabilities	2,378,907	2,270,008	5	1,935,438

Shareholders' Equity
Common stock	87	87	—%	91
Additional paid-in capital	165,155	164,988	—	167,249
Common stock acquired by benefit plans	(2,695)	(2,789)	3	(3,063)
Retained earnings	163,507	154,282	6	143,114
Accumulated other comprehensive income	2,556	5,274	(52)	5,422
Total Shareholders' Equity	328,610	321,842	2	312,813
Total Liabilities and Shareholders' Equity	$2,707,517	$2,591,850	4	$2,248,251

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF INCOME
(Unaudited)
	Quarter Ended
(dollars in thousands, except per share data)	3/31/2021	12/31/2020	% Change	3/31/2020	% Change
Interest Income
Loans, including fees	$25,817	$26,267	(2)%	$23,699	9%
Investment securities	1,012	1,002	1	1,412	(28)
Other investments and deposits	99	99	—	138	(28)
Total interest income	26,928	27,368	(2)	25,249	7
Interest Expense
Deposits	1,656	1,987	(17)%	3,667	(55)%
Other borrowings	53	53	—	53	—
Federal Home Loan Bank advances	124	129	(4)	206	(40)
Total interest expense	1,833	2,169	(15)	3,926	(53)
Net interest income	25,095	25,199	—	21,323	18
(Reversal) provision for loan losses	(1,703)	—	—	6,257	(127)
Net interest income after (reversal) provision for loan losses	26,798	25,199	6	15,066	78
Noninterest Income
Service fees and charges	1,072	1,117	(4)%	1,464	(27)%
Bank card fees	1,306	1,273	3	1,137	15
Gain on sale of loans, net	1,168	1,082	8	297	293
Income from bank-owned life insurance	225	276	(18)	259	(13)
Loss on sale of assets, net	—	—	—	2	(100)
Other income	289	302	(4)	199	45
Total noninterest income	4,060	4,050	—	3,358	21
Noninterest Expense
Compensation and benefits	9,664	9,417	3%	9,416	3%
Occupancy	1,696	1,719	(1)	1,736	(2)
Marketing and advertising	171	386	(56)	298	(43)
Data processing and communication	1,986	1,913	4	1,819	9
Professional fees	234	187	25	213	10
Forms, printing and supplies	159	154	3	171	(7)
Franchise and shares tax	360	331	9	389	(7)
Regulatory fees	379	373	2	116	227
Foreclosed assets, net	123	181	(32)	17	624
Amortization of acquisition intangible	300	327	(8)	353	(15)
Other expenses	894	1,008	(11)	888	1
Total noninterest expense	15,966	15,996	—	15,416	4
Income before income tax expense	14,892	13,253	12	3,008	395
Income tax expense	2,964	2,673	11	526	463
Net income	$11,928	$10,580	13	$2,482	381

Earnings per share - basic	$1.41	$1.25	13%	$0.27	422%
Earnings per share - diluted	$1.41	$1.24	14%	$0.27	422%

Cash dividends declared per common share	$0.22	$0.22	—%	$0.22	—%

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY FINANCIAL INFORMATION
(Unaudited)
	Quarter Ended
(dollars in thousands, except per share data)	3/31/2021	12/31/2020	% Change	3/31/2020	% Change
EARNINGS DATA
Total interest income	$26,928	$27,368	(2)%	$25,249	7%
Total interest expense	1,833	2,169	(15)	3,926	(53)
Net interest income	25,095	25,199	—	21,323	18
Provision for loan losses	(1,703)	—	—	6,257	(127)
Total noninterest income	4,060	4,050	—	3,358	21
Total noninterest expense	15,966	15,996	—	15,416	4
Income tax expense	2,964	2,673	11	526	463
Net income	$11,928	$10,580	13	$2,482	381

AVERAGE BALANCE SHEET DATA
Total assets	$2,620,664	$2,599,375	1%	$2,218,915	18%
Total interest-earning assets	2,432,327	2,414,349	1	2,026,266	20
Total loans	1,987,264	1,984,969	—	1,735,224	15
Total interest-bearing deposits	1,593,434	1,593,027	—	1,381,698	15
Total interest-bearing liabilities	1,627,564	1,628,308	—	1,432,966	14
Total deposits	2,241,918	2,226,526	1	1,833,848	22
Total shareholders' equity	326,829	318,404	3	316,353	3

PER SHARE DATA
Earnings per share - basic	$1.41	$1.25	13%	$0.27	422%
Earnings per share - diluted	1.41	1.24	14	0.27	422
Book value at period end	37.73	36.82	2	34.50	9
Tangible book value at period end	30.52	29.60	3	27.43	11
Shares outstanding at period end	8,709,631	8,740,104	—	9,067,920	(4)
Weighted average shares outstanding
Basic	8,436,624	8,484,785	(1)%	8,883,261	(5)%
Diluted	8,476,445	8,508,740	—	8,927,448	(5)

SELECTED RATIOS (1)
Return on average assets	1.85%	1.62%	14%	0.45%	311%
Return on average equity	14.80	13.22	12	3.15	370
Common equity ratio	12.14	12.42	(2)	13.91	(13)
Efficiency ratio (2)	54.76	54.69	—	62.46	(12)
Average equity to average assets	12.47	12.25	2	14.26	(13)
Tier 1 leverage capital ratio (3)	9.89	9.68	2	10.84	(9)
Total risk-based capital ratio (3)	15.37	15.18	1	14.88	3
Net interest margin (4)	4.14	4.11	1	4.18	(1)

SELECTED NON-GAAP RATIOS (1)
Tangible common equity ratio (5)	10.05%	10.23%	(2)%	11.39%	(12)%
Return on average tangible common equity (6)	18.70	16.90	11	4.41	324

(1)With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.
(2)The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)Capital ratios are preliminary end-of-period ratios for the Bank only and are subject to change.
(4)Net interest margin represents net interest income as a percentage of average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.
(5)Tangible common equity ratio is common shareholders' equity less intangible assets divided by total assets less intangible assets. See "Non-GAAP Reconciliation" for additional information.
(6)Return on average tangible common equity is net income plus amortization of core deposit intangible, net of taxes, divided by average common shareholders' equity less average intangible assets. See "Non-GAAP Reconciliation" for additional information.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION
(Unaudited)
	3/31/2021			12/31/2020			3/31/2020
(dollars in thousands)	Originated	Acquired	Total	Originated	Acquired	Total	Originated	Acquired	Total
CREDIT QUALITY (1)
Nonaccrual loans(2)	$8,735	$6,958	$15,693	$9,929	$8,748	$18,677	$15,235	$11,686	$26,921
Accruing loans past due 90 days and over	—	—	—	2	—	2	—	—	—
Total nonperforming loans	8,735	6,958	15,693	9,931	8,748	18,679	15,235	11,686	26,921
Foreclosed assets and ORE	1,082	499	1,581	422	880	1,302	978	1,628	2,606
Total nonperforming assets	9,817	7,457	17,274	10,353	9,628	19,981	16,213	13,314	29,527
Performing troubled debt restructurings	2,042	971	3,013	1,512	573	2,085	989	695	1,684
Total nonperforming assets and troubled debt restructurings	$11,859	$8,428	$20,287	$11,865	$10,201	$22,066	$17,202	$14,009	$31,211

Nonperforming assets to total assets			0.64%			0.77%			1.31%
Nonperforming loans to total assets			0.58			0.72			1.20
Nonperforming loans to total loans			0.79			0.94			1.55
Allowance for loan losses to nonperforming assets			173.63			164.97			96.49
Allowance for loan losses to nonperforming loans			191.12			176.47			105.83
Allowance for loan losses to total loans			1.51			1.66			1.64
Allowance for credit losses to total loans(4)			1.59			1.74			1.72

Year-to-date loan charge-offs			$1,330			$2,601			$388
Year-to-date loan recoveries			63			335			120
Year-to-date net loan charge-offs			$1,267			$2,266			$268
Annualized YTD net loan charge-offs to average loans			0.26%			0.12%			0.06%
(1)It is our policy to cease accruing interest on loans 90 days or more past due. Nonperforming assets consist of nonperforming loans, foreclosed assets and surplus real estate (ORE). Foreclosed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure. ORE consists of closed or unused bank buildings.
(2)Nonaccrual loans include originated restructured loans placed on nonaccrual totaling $5.0 million, $6.5 million and $8.7 million at March 31, 2021, December 31, 2020 and March 31, 2020, respectively. Acquired restructured loans placed on nonaccrual totaled $3.7 million, $3.5 million and $2.8 million at March 31, 2021, December 31, 2020 and March 31, 2020, respectively.
(3)The allowance for credit losses includes $1.4 million for unfunded lending commitments at March 31, 2021 and December 31, 2020. The allowance for unfunded lending commitments is recorded within accrued interest payable and other liabilities on the Consolidated Statements of Financial Condition.